UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 16, 2006

WASTE CONNECTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

COMMISSION FILE NO. 1-31507

94-3283464
(I.R.S. Employer Identification No.)

35 Iron Point Circle, Suite 200, Folsom, CA 95630
(Address of principal executive offices)

(916) 608-8200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 8.01 OTHER EVENTS.

On April 12, 2006, Waste Connections, Inc. (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission relating to its 2006 Annual Meeting of Stockholders to be held on May 25, 2006. In the proxy statement’s “Proposal 2,” the Company requested stockholder approval of the Company’s Second Amended and Restated 2004 Equity Incentive Plan (the “Plan”).

As discussed in Proposal 2, in 2004 the Company began implementing changes to its compensation philosophy. The changes are intended to: (a) increase base salary and cash performance bonuses as a percentage of total compensation for the company’s employees, officers and directors to more competitive levels through 2007; (b) decrease equity as a percentage of total compensation for these individuals relative to the company’s historic levels; and (c) over the next three years, transition the equity component of total compensation for these individuals from stock options to restricted stock and restricted stock unit awards. These changes will allow the Company to continue to provide equity incentives to its employees, officers and directors, while at the same time bringing the financial statement cost associated with equity incentive grants and the economic value actually delivered to the recipients of those grants into closer alignment.

The Company believes that the changes in its compensation philosophy will result in a reduction of the Company’s equity “burn rate.” The Company’s equity burn rate, as determined in accordance with standards promulgated by Institutional Shareholder Services, is the sum of the total number of shares represented by stock options granted in a fiscal year, plus four times the total number of shares of restricted stock, restricted stock units or other stock awards awarded in that year, divided by the gross number of shares outstanding at the end of the fiscal year.

In connection with the Plan, the Company commits to maintain an average annual equity burn rate over the three fiscal years 2006-2008 not to exceed 4.33% per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE CONNECTIONS, INC.
(Registrant)

Date: May 16, 2006	BY: /s/ Worthing F. Jackman
Worthing F. Jackman,
Executive Vice President and Chief Financial Officer